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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the registration statement filed on Form S-8 of ON Semiconductor Corporation filed on or about October 10, 2001 of our report dated January 7, 2000 on the combined statements of revenues less direct and allocated expenses before taxes of the Semiconductor Components Group of Motorola, Inc. for the period from January 1, 1999 through August 3, 1999 and the year ended December 31,1998, which appears in the Annual Report to Stockholders, which is incorporated by reference in the Annual Report on Form 10-K/A of ON Semiconductor Corporation for the year ended December 31, 2000

/S/ KPMG LLP

Phoenix, Arizona
October 9, 2001